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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
CB Bancshares, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-81279 and 333-64437 on Form S-8 of CB Bancshares, Inc. of our report dated January 17, 2002, relating to the consolidated balance sheets of CB Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 Annual Report on Form 10-K of CB Bancshares, Inc.

KPMG LLP

Honolulu, Hawaii
March 22, 2002